UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2005

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27700B SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-685-8888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFOCUS CORPORATION

FORM 8-K
INDEX

Item	Description

Item 8.01	Other Events

Signatures

Item 8.01  Other Events

The Compensation Committee of the Board of Directors of InFocus Corporation (the “Company”) has approved an acceleration of vesting of certain employee stock options with an option price greater than $5.46 (the “Acceleration”). The Acceleration is effective for all employee stock options outstanding as of May 3, 2005, except stock options granted to executives in February 2005 totaling 460,000 options.  Options for 889,633 shares, or 17% of the total outstanding options with varying remaining vesting schedules, were subject to the Acceleration and became immediately exercisable.

As a result of the Acceleration, the Company expects to reduce its exposure to the effects of the Financial Accounting Standards Board (“FASB”) new standard requiring companies to recognize stock-based compensation expense associated with stock options based on the fair value method.  The recently issued FASB standard is effective beginning in fiscal 2006.  The Company currently estimates a reduction in stock-based compensation expense associated with the Acceleration of approximately $1.4 million for 2006 and $1.2 million for fiscal 2007.  The Acceleration was approved by the Compensation Committee of the Board of Directors in order to realize the expected reduction in future compensation expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 6, 2005	INFOCUS CORPORATION

		By:	/s/ C. Kyle Ranson
C. Kyle Ranson
Director, President and Chief Executive Officer
(Principal Executive Officer)

		By:	/s/ Michael D. Yonker
Michael D. Yonker
Executive Vice President,
Chief Financial Officer and Secretary
(Principal Financial Officer)